Exhibit 5.2

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FGI Industries Ltd. Harbour Place 2nd Floor 103 South Church Street P.O. Box 472, George Town Grand Cayman KYI-1106 Cayman Islands

3 January 2022

Dear Sirs

FGI Industries Ltd.

We have acted as Cayman Islands legal advisers to FGI Industries Ltd. (the "Company") in connection with the Company’s registration statement on Form S-1, including all amendments or supplements thereto (the "Registration Statement"), filed with the United States Securities and Exchange Commission (the "Commission") under the United States Securities Act of 1933 (the "Act"), as amended, related to the offering by the Company of up to (i) 2,875,000 ordinary shares, par value of US$0.0001 per share (the "Shares"), which includes Shares that may be issued pursuant to the Underwriters’ option to purchase additional Shares and (ii) Shares that may be issued pursuant to the Representative’s Warrants to purchase up to 57,500 Shares (the “Warrant Shares”). This opinion is given in accordance with the terms of the Legal Matters section of the Registration Statement.

1	Documents Reviewed

For the purposes of this opinion we have reviewed originals, copies, drafts or conformed copies of the documents listed in Schedule 1 to this opinion, being all of the documents necessary to form our opinion. Defined terms shall have the meanings set out in Schedule 1 or in the Registration Statement.

2	Assumptions

The following opinions are given only as to and based on circumstances and matters of fact existing at the date hereof and as to the laws of the Cayman Islands as the same are in force at the date hereof. In giving this opinion, we have relied upon the completeness and accuracy (and assumed the continuing completeness and accuracy as at the date hereof) of the Certificate of Good Standing and the Director's Certificate, as to matters of fact, without further verification and have assumed that copy documents or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals. We have also assumed that the Registration Statement shall have been declared effective under the Securities Act of 1933, as amended.

3	Opinions

Based upon, and subject to, the foregoing assumptions, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	the Company has been duly incorporated and is validly existing and in good standing under the laws of the Cayman Islands;

3.2	upon the IPO M&A in substantially the form filed as Exhibit 3.2 to the Registration Statement becoming effective immediately prior to the consummation of the Public Offering, the authorized share capital of the Company is US$21,000 divided into 200,000,000 shares of a par value of US$0.0001 each; and

3.3	when the Resolutions with respect to the Shares have been adopted, the issue and allotment of the Shares (including Shares that may be issued pursuant to the Underwriters’ option to purchase additional Shares) will be duly authorised and when allotted, issued and paid for as contemplated in the Registration Statement, such Shares will be legally issued and allotted, fully paid and non-assessable. In this opinion the phrase "non-assessable" means, with respect to Shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil). As a matter of Cayman law, a share is only issued when it has been entered in the register of members (shareholders);

3.4	when the Resolutions with respect to the Shares have been adopted and upon payment of the exercise price provided for in the Representative’s Warrant, the issue and allotment of the Warrant Shares will be duly authorised and when allotted, issued and paid for as contemplated in the Registration Statement, such Warrant Shares will be legally issued and allotted, fully paid and non-assessable. In this opinion the phrase "non-assessable" means, with respect to Warrant Shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the Warrant Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil). As a matter of Cayman law, a share is only issued when it has been entered in the register of members (shareholders).

We hereby consent to the prospectus discussion of this opinion, to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the headings "Enforcement of civil liabilities" and "Legal Matters" and elsewhere in the prospectus included in the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

This opinion is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

/s/ TRAVERS THORP ALBERGA

TRAVERS THORP ALBERGA

SCHEDULE 1

List of Documents Reviewed

1	the Certificate of Incorporation dated 26 May 2021;

2	the register of members of the Company;

3	the register of directors of the Company;

4	the Memorandum and Articles of Association of the Company as adopted by the subscriber resolution passed on 26 May 2021(the "Pre-IPO M&A");

5	form of Second Amended and Restated Articles of Association of the Company, filed as Exhibit 3.2 to the Registration Statement (the "IPO M&A");

6	the written resolutions of the board of directors of the Company dated 7 October 2021, authorizing (inter alia) the filing of the Registration Statement by the Company and the issuance of the Shares, the Representative’s Warrants and the Warrant Shares by the Company, subject to further authorization for the issuance, execution, delivery and performance by proper action of the Company’s Board of Directors or a committee thereof with respect to the pricing of the Shares (the "Board Resolutions");

7	the written resolutions of the shareholders of the Company dated 30 September 2021 (the "Shareholders' Resolutions", together with the Board Resolutions are referred to as the "Resolutions");

8	the certificate of good standing of the Company issued by the Registry of Companies, Cayman Islands on 27 September 2021 (the "Certificate of Good Standing");

9	a certificate from a Director of the Company addressed to this firm, a copy of which is attached hereto (the "Director's Certificate"); and

10	the Registration Statement.